UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 25, 2012
Date of Report (Date of earliest event reported)
NU SKIN ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)
Delaware	001-12421	87-0565309
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
75 West Center Street Provo, UT 84601
(Address of principal executive offices and zip code)
(801) 345-1000
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01                      Entry into a Material Definitive Agreement

Amendment and Restatement of Credit Agreement

On May 25, 2012, Nu Skin Enterprises, Inc. (the “Company”) entered into an amendment and restatement of the credit agreement dated May 10, 2001 among the Company, various financial institutions, and JPMorgan Chase Bank, N.A., as administrative agent (the “Amended and Restated Credit Agreement”). The Amended and Restated Credit Agreement includes the following material changes: extends the termination date to May 9, 2014; terminates pledges and guarantees of the Company’s subsidiaries, but provides that, in the event the Company enters into a material credit agreement (as defined in the Amended and Restated Credit Agreement) requiring liens or other security, the Company would grant similar security to the lenders under the Amended and Restated Credit Agreement; provides the Company an additional $20 million under its minimum consolidated net worth covenant; and increases the change of control threshold from 25% to 30% of the Company’s outstanding shares. The Company and JPMorgan Chase Bank, N.A. are also parties to a credit agreement dated December 29, 2010.

Amendment and Restatement of Private Shelf Agreement

On May 25, 2012, the Company entered into an amendment and restatement of private shelf agreements, dated August 26, 2003 and October 1, 2009, by and among the Company, Prudential Investment Management, Inc. (“Prudential”) and certain other lenders (the “Amended and Restated Private Shelf Agreement”). The Amended and Restated Private Shelf Agreement includes the following material changes: extends the termination date to May 25, 2015; provides the issuance of up to $150 million in additional senior promissory notes; terminates pledges and guarantees of the Company’s subsidiaries, but provides that, in the event the Company enters into a material credit agreement (as defined in the Amended and Restated Private Shelf Agreement) requiring liens or other security, the Company would grant similar security to the lenders under the Amended and Restated Private Shelf Agreement; provides the Company an additional $20 million under its minimum consolidated net worth covenant; and adds a change of control as an event of default.

Issuance of Senior Promissory Notes

On May 31, 2012, pursuant to Amended and Restated Private Shelf Agreement, the Company issued a series of yen denominated senior promissory notes (the “Series G Notes”) to affiliates of Prudential. The aggregate principal amount of the Series G Notes is ¥7,981,500,000, bearing a 1.676% interest rate per annum, with interest payable semi-annually. The final maturity date of the Series G Notes is May 31, 2022 and principal prepayments are required annually beginning on May 31, 2016 in equal installments of ¥1,140,214,285. The Series G Notes are governed by the terms of the Amended and Restated Private Shelf Agreement, which contain certain representations, warranties and covenants by the Company, as well as customary conditions upon which the obligations under the Series G Notes may be accelerated and become due and payable immediately, or become subject to additional obligations. The Company intends to use the proceeds from the Series G Notes primarily for stock repurchases and other corporate purposes.

Item 1.02                      Termination of a Material Definitive Agreement

Termination of Amended and Restated Collateral Agency and Intercreditor Agreement and Pledge Agreements

On May 25, 2012, in connection with the Company’s entrance into the Amended and Restated Credit Agreement and the Amended and Restated Private Shelf Agreement, the Company terminated the following agreements:

1.
Amended and Restated Collateral Agency and Intercreditor Agreement, dated as of August 26, 2003, by and among the Company and various of its subsidiaries, U.S. Bank National Association, as Collateral Agent, and various lending institutions;

2.	Pledge Agreement dated as of October 12, 2000, by and between the Company and State Street Bank and Trust Company of California, N.A., as collateral agent, as amended; and
3.	Pledge Agreement dated as of January 31, 2005, by and among Nu Skin Asia Investment, Inc., a wholly-owned subsidiary of the Company, and U.S. Bank National Association, as agent.

Item 2.03                      Creation of a Direct Financial Obligation

The information provided in Item 1.01 of this Current Report on Form 8-K regarding the Series G Notes is incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NU SKIN ENTERPRISES, INC.
(Registrant)

/s/ Ritch Wood
Ritch Wood
Chief Financial Officer

Date:  June 1, 2012